Exhibit 99.1

NEWS RELEASE

Contact: Michele Long Senior Director – Communications Phone (610) 251-1000 mmlong@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations and Controller Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH GROUP PROVIDES UPDATE ON COVID-19 RESPONSE

BERWYN, Pa. – April 10, 2020 – Triumph Group, Inc. (NYSE: TGI) (“Triumph” or the “Company”) today provided an update on the current impact of the coronavirus (COVID-19) on the business and the steps the Company is taking to mitigate it. To align capacity with short- and medium-term customer demand, conserve cash and maintain long-term competitiveness, the following actions are underway:

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Given that Boeing has extended closure of its Washington state factories indefinitely, and closed its Charleston, South Carolina plant until further notice, Triumph announced furloughs for approximately 2,300 employees across Triumph plants in the U.S. and Europe for two to four weeks to reduce capacity associated with Boeing Commercial Aircraft programs. These plants will remain operational and continue to support other customer demands. Triumph will provide one week of company pay and will cover the employee share of medical premiums during the furlough period.

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In addition to the previously announced 500-person reduction in force as part of its austerity measures, Triumph will eliminate approximately 200 full-time positions due to decreased demand. Triumph will pay severance to impacted employees consistent with existing policies. These reductions are expected to be completed by May 1, 2020.

•	To reduce working capital requirements, the Company will also adjust its supply chain demand consistent with updated OEM production and aftermarket forecasts.

Our prior restructuring and austerity actions, and those listed above, preserve Triumph’s liquidity while customers’ plants are closed and allow Triumph to continue to support its customers’ forecasted rates of production. Further workforce adjustments may be required based on site closures or changes in demand for Triumph’s products and services. As previously reported, Triumph has adequate liquidity to support our operational requirements.

Although the situation remains fluid, all but two of Triumph’s factories are operational. The Company’s two facilities in Mexico (Zacatecas and Mexicali), which employ approximately 1,900 individuals, are complying with a government mandate for 30-day closure of non-essential operations effective March 31, 2020. Triumph will adjust its plans as government decisions and Company policies evolve.

Daniel J. Crowley, President and CEO of Triumph Group, communicated to Triumph’s employees this week: “Though the spread of the COVID-19 virus appears to be slowing, its swift impact on the global aerospace industry and supply chain is resulting in significant reductions in air traffic and disruptions to our supply chain as our commercial customers and suppliers reduce output or halt production.  At the same time, our customers are counting on us to provide essential services for their military, cargo and medical transport missions and to be prepared for the post-crisis recovery.”

Crowley continued, “Any workforce reduction, whether by temporary furloughs or longer-term reductions in force, is very difficult as they affect our hard working and dedicated team members and their families.  However, we must take these actions to enable Triumph to weather this historic downturn and position the company to recover on the other side of this global health crisis.”

The Company continues to expand its actions to limit the spread of COVID-19 consistent with U.S. and international government safeguards.  This includes temporarily closing plants for deep cleaning, providing over 5,000 thermometers to employees for self-check before their shifts and producing and procuring face shields and masks to employees to use onsite.

About Triumph

Triumph Group, Inc., headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators. More information about Triumph can be found on the Company’s website at www.triumphgroup.com.

Forward Looking Statements

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of or assumptions about our financial results for fiscal year 2020, and our ability to achieve cost savings and the benefits of our operational efficiency initiatives.  All forward-looking statements involve risks and uncertainties which could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.  The Company undertakes no obligation to update any such forward-looking statement.

Widespread health developments, including the recent global coronavirus (COVID-19), and the responses thereto (such as voluntary and in some cases, mandatory quarantines as well as shut downs and other restrictions on travel and commercial, social and other activities) could adversely and materially affect, among other things, the economic and financial markets and labor resources of the countries in which we operate, our manufacturing and supply chain operations, commercial operations and sales force, administrative personnel, third-party service providers, business partners and customers and the demand for our products, which could result in a material adverse effect on our business, financial conditions and results of operations.

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